EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the registration of $172,000,000 of Deferred Compensation Obligations of Time Warner Inc. ("Time Warner") and to the incorporation by reference in the Registration Statement and related prospectus of our reports dated February 10, 1998, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P., incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Time Warner's Form 10-K/A dated June 25, 1998, filed with the Securities and Exchange Commission.

                                                      ERNST & YOUNG LLP




New York, New York
December 11, 1998